COMSCORE, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is made and entered into by and between Sarah Hofstetter (“Executive”) and comScore, Inc., a Delaware corporation (the “Company”), effective as of October 4, 2018 (the “Effective Date”).
RECITALS
1.The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the dedication and objectivity of Executive, to provide Executive with an incentive to commence and continue her employment, and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
2.The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
3.Certain capitalized terms used in the Agreement are defined in Section 9 below.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.     Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, and on each anniversary of such date thereafter, this Agreement will renew automatically for an additional one (1) year term (each an “Additional Term” and together with the Initial Term, the “Employment Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. If the Company provides such written notice of non-renewal, then Executive’s employment with the Company shall be terminated on the last day of the Employment Term, and such termination of employment shall be treated as a termination without Cause by the Company entitling Executive to the applicable benefits under Section 6.
2.     At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the payment of accrued but unpaid wages or other compensation, as required by law, as may otherwise be available in accordance with the Company’s established employee plans, and any unreimbursed reimbursable expenses, and this Agreement supersedes all prior agreements or arrangements relating to the same.
3.    Employment.
(a)    Employment Term. The Company hereby employs Executive as President of the Company, on the terms set forth herein, for the Employment Term.
(b)    Position and Duties. During the Employment Term, Executive shall serve in the capacity of President of the Company and shall report directly to the Chief Executive Officer. During employment with the Company, Executive agrees to devote Executive’s full business time, ability, knowledge and attention solely to the business affairs and interests of the Company; provided, however, that Executive may serve on the board of directors of one public or private company other than the Company at any time during the Employment Term and provided that such board service does not violate applicable law or the Company’s Code of Business Conduct and Ethics or involve service on the board of a competitor or major customer, in each case, as determined by the Board. Executive agrees to perform such services and assume such duties and responsibilities as are assigned to the best of Executive’s abilities, skills and efforts and will abide by applicable Company policies and directives as they exist from time to time to the extent not in conflict with applicable law.
(d)    Work Location. During the Employment Term, Executive’s principal place of employment shall be the Company’s offices in Manhattan, New York. The Company may direct Executive to engage in such reasonable travel as the performance of Executive’s duties may require or the Company may reasonably request.
4.    Compensation.
(a)    Base Salary. In consideration of Executive’s ongoing services to the Company, during the Employment Term, the Company will pay Executive a gross base salary at the rate of $450,000 per year (“Base Salary”), which Base Salary shall be reviewed for increase, but not decrease, at such time or times as the Company determines in its sole discretion. Executive’s Base Salary will be paid in accordance with the Company’s standard payroll schedule.
(b)    Annual Incentive. Beginning with the Company’s 2019 fiscal year, during the Employment Term, Executive shall be eligible for an annual incentive compensation opportunity, with a target award equal to 75% of Base Salary. Payment of the annual incentive compensation, if any, will be based on the attainment of one or more pre-established Company and individual performance goals established by the Compensation Committee of the Board (the “Committee”) pursuant to the terms of the Company’s annual incentive program.
(c)    Discretionary Bonus. Executive shall be eligible for a one-time discretionary bonus with a guarantee of $85,000 for 2018 and will be paid no later than March 15, 2019.
(d)    Long-Term Incentive Compensation. Beginning with the 2018 fiscal year, during the Employment Term, Executive shall be eligible to participate in the Company’s long-term incentive compensation programs (subject to the approval of such programs and participation by the Committee). During the Employment Term, Executive’s annual target opportunity under the long-term incentive program shall be $2,000,000, which target opportunity shall be reviewed for increase, but not decrease, at such time or times as the Committee determines in its sole discretion. For the 2018 fiscal year, the target opportunity will be composed of the following awards: 60% time-vesting restricted stock units that will vest no less favorably than in three substantially equal installments on each of the first three anniversaries of the grant date, subject to Executive’s continued employment on the applicable vesting date; and 40% performance-based restricted stock units, which will vest no less favorably than vesting schedules and performance criteria applicable to any senior executives of the Company. The conversion of Executive’s 2018 annual target opportunity into a number of restricted stock units shall be based on the average closing price of the 10 trading days immediately prior to (but not including) the date that the Company executes this Agreement (the “Signing Date”), and any vested 2018 restricted stock units will be settled on the earlier of a Change of Control or, subject to Section 7(c)(iii), a separation from service within the meaning of Section 409A of the Code. Further, the 2019 long-term incentive grants will be made, subject to the approval of the Committee, in the first quarter of 2019, and shall not be withheld in the event that the Company is contemplating a corporate transaction at such time.
(e)    Sign-On Bonus. The Company shall pay Executive an aggregate signing bonus equal to $875,000. 50% of such amount will be paid in cash, in two equal installments: one on November 15, 2018, and the other on the date that is 18 months after the Effective Date, subject in each case to Executive’s continued employment through the applicable payment date; provided, however, that if prior to such payment date, Executive’s employment is terminated by the Company without Cause or a Change in Control is consummated, then the remaining installment(s) will be paid within 30 days after Executive’s termination of employment or the consummation of the Change in Control. The remaining 50% of the sign-on bonus will be issued in the form of time-vesting restricted stock units that will vest in three substantially equal installments on each of the first three anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date; provided, however, that if prior to an applicable vesting date, Executive’s employment is terminated by the Company without Cause or a Change in Control is consummated, then the vesting of any remaining installment(s) will be accelerated, and any vested restricted stock units will be settled on the earlier of a Change of Control or, subject to Section 7(c)(iii), a separation from service within the meaning of Section 409A of the Code. The conversion of Executive’s sign-on bonus into a number of restricted stock units shall be based on the average closing price of the 10 trading days immediately prior to (but not including) the Signing Date.
5.    Benefits and Reimbursements.
(a)    Standard Benefits Package. During the Employment Term, Executive will be eligible to participate in all employee benefit plans which the Company makes available to senior executive officers (including the Company’s qualified retirement plan), in a manner no less favorable than other senior executive officers of the Company, according to the terms of the plans and policies as they exist from time to time.
(b)    Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive submits such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of her duties and are consistent with and subject to the policies of the Company in effect from time to time as to the kind and amount of such expenses. All reimbursements will be made in compliance with Section 409A of the Code.
(c)    Negotiation Fees. The Company hereby agrees to reimburse Executive for her reasonable attorneys' fees and other reasonable expenses incurred in connection with the negotiation of this Agreement, up to a maximum of $5,000. Such amounts will be paid promptly following receipt of an invoice from Executive (the specific description of services on which may be redacted), no later than 30 days following such receipt but in all events in 2018.
6.    Severance Benefits.
(a)    Termination without Cause or Resignation for Good Reason Absent a Change of Control. If the Company terminates Executive’s employment with the Company without Cause (other than as described in Section 6(b)), or if Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will receive the following:
(i)    Accrued Compensation. Notwithstanding the provisions in Section 7, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)     Severance Payment. Executive will be paid continuing payments of severance pay at an annual rate equal to the sum of Executive’s annual base salary and target short-term incentive award, as then in effect, for 12 months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

(iii)    Short-Term Incentive. At such time as the Company pays short-term incentive awards, if any, to senior executives of the Company for the year in which Executive’s termination occurs, the Company shall pay Executive a lump sum cash amount equal to the product obtained by multiplying (A) the full-year short-term incentive award that Executive would have earned had Executive remained employed through the end of the calendar year in which the termination of employment occurs based on the degree of satisfaction of the applicable performance objectives (except that any individual subjective performance objectives will be deemed achieved at the target level), by (B) a fraction, the numerator of which is the total number of days that have elapsed during the calendar year through the date of termination of employment and the denominator of which is the total number of days in such calendar year.
(iv)    Continued Executive Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for the period coincident with the severance benefit period set forth above. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue her group health coverage in effect on the date of her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage.
(v)    Vesting Acceleration of Equity Awards. Executive’s then outstanding and unvested Equity Awards will be subject to the following treatment (and otherwise be subject to terms consistent with the applicable plan and award agreements, including the time for payment of such Equity Awards):
(A)    Equity Awards that are not subject to the attainment of performance goals will become vested in amount equal to (1) the product of (a) the total number of shares subject to such Equity Award and (b) a fraction (not to exceed 1), the numerator of which is equal to the sum of the total number of days that have elapsed from the grant date of the applicable Equity Award to the date of the termination of employment, and the denominator of which is equal to the full number of days in the vesting period of such award, less (2) the number of shares that had already become vested as of the date of such termination of employment in respect of such Equity Award; and
(B)    Equity Awards that are subject to vesting upon the attainment of performance goals shall become vested in an amount equal to (1) the product of (a) the total number of shares that would be earned at the end of the performance period if Executive had remained continuously employed through the end of such performance period based on actual performance in accordance with the terms of the plan and agreement under which such Equity Awards were granted and (b) a fraction (not to exceed 1), the numerator of which is the sum of the number of days that have elapsed from the grant date of the applicable award to the date of the termination of employment, and the denominator of which is the full number of calendar days in the vesting period of such award, less (2) the number of shares that had already become vested as of the date of such termination of employment in respect of such Equity Award; provided, however, that such award will be settled at the time when awards are settled under the terms of the applicable plan and award agreement for individuals who remain employed through the end of the performance period.
(b)     Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause, or if Executive resigns from such employment for Good Reason, and such event occurs on or within twenty-four (24) months after a Change of Control, then subject to Section 7, Executive will receive the following:
(i)     Accrued Compensation. Notwithstanding the provisions in Section 7, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages,

and other benefits due to Executive under any Company-provided plans, policies, and arrangements (“Accrued Items”).
(ii)     Severance Payment. On the 60th day following the termination of employment, Executive will receive a lump sum payment (less applicable withholding taxes) in amount equal to the sum of (A) an amount equal to 18 months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control plus (B) an amount equal to 150% of Executive’s target short-term incentive award for the year in which the termination of employment occurs.

(iii)    Short-Term Incentive. On the 60th day following the termination of employment, the Company shall pay Executive a lump sum cash amount equal to the product obtained by multiplying (A) an amount equal to the greater of (1) Executive’s target short-term incentive award for the year of termination of employment and (2) the projected full-year short-term incentive award that Executive would be expected to earn had she remained employed through the end of the calendar year in which the termination of employment occurs (as determined in good faith by the Committee), by (B) a fraction, the numerator of which is the total number of days that have elapsed during the calendar year through the date of termination of employment and the denominator of which is the total number of days in such calendar year.
(iv)     Continued Executive Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for the period coincident with the severance period set forth above. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue her group health coverage in effect on the date of her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage.
(v)     Vesting Acceleration of Equity Awards. Executive’s then outstanding and unvested Equity Awards as of the date of the termination of employment will be subject to the following treatment (and otherwise be subject to the terms consistent with the applicable plan and award agreements, including the time for payment of such award):
(A)    Equity Awards that are not subject to the attainment of performance goals will become vested in full; and
(B)    Equity Awards that are subject to vesting upon the attainment of performance goals shall become vested in amount equal to either (a) the target number of shares subject to the Equity Award or (b) if at least 50% of the applicable performance period has been completed as of the date of termination and it would result in a greater number of shares becoming vested, the projected total number of shares that would be expected to be earned had Executive remained employed through the end of the applicable performance period (as determined good faith by the Committee), less the number of shares that had already become vested as of the date of such termination of employment in respect of such Equity Award.
(c)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for (i) the Accrued Items and (ii) those severance or other benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to her death, then Executive will not be entitled to receive any other severance or other benefits, except for (i) Accrued Items, and (ii) those severance or other benefits (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(e)     Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 6(a) or (b) of this Agreement, the provisions of Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 6 of this Agreement.
7.    Conditions to Receipt of Severance
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form attached hereto as Appendix A acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by Section 7(c) or as otherwise expressly provided in Section 6, any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, in the first payroll following the effective date of the Release, but not later than fourteen (14) days following the effective date of the Release.
(b)    Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached as Appendix B hereto, between the Company and Executive, as such agreement may be amended from time to time. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay, separation benefits or other amounts paid to be paid or provided to Executive on a termination of employment, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 7(c)(iv) below or resulting from an involuntary separation from service as described in Section 7(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(c)(iii). Except as required by Section 7(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.
(vii)    To the extent any reimbursement or in-kind benefit provided under this Agreement is a Deferred Payment (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
8.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 6 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 8.
9.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Cause. “Cause” will mean:

(i)    Executive’s indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by Executive;

(ii)    a material breach by Executive of Executive’s duties or of a Company policy that is not cured by Executive within 30 days following written notice of same to the Executive by the Company, to the extent such breach is curable; or

(iii)    a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by Executive with respect to the Company, any of which in the good faith and reasonable determination of the Board or the Committee is materially detrimental to the Company, its business or its reputation.
(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:
(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or

(ii)    Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection 9(b)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
(c)    Disability. “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(d)    Equity Awards. “Equity Awards” will mean an Executive’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards.
(e)    Good Reason. “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i)    The failure to pay Executive any material compensation due under the terms of this Agreement or a material diminution in the Executive’s annual base salary, annual target bonus or annual long-term target incentive opportunity under this Agreement;
(ii)    A material reduction of Executive’s authority or responsibilities, relative to Executive’s authority or responsibilities in effect immediately prior to such reduction, or, following a Change of Control, a change in the Executive’s reporting position such that Executive no longer reports directly to the Chief Executive Officer of the parent corporation in a group of controlled corporations. Any change which results in Executive’s ceasing to serve as the President (or equivalent) of a publicly held company (other than as the result of her voluntary resignation not at the request of the successor or its parent) will be deemed to constitute a material change or reduction in Executive’s authority and responsibilities constituting grounds for a Good Reason termination;
(iii)    The relocation of Executive’s primary workplace to a location other than Manhattan, New York; or
(iv)    The failure of the Company to make any equity awards to Executive prior to the first anniversary of the Effective Date.
In addition, in order for a voluntary termination to be considered a termination for “Good Reason,” Executive must provide written notice to the Company of the existence of one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided at least thirty (30) days from the notice to remedy the condition. Notwithstanding the foregoing, a termination will not be considered a termination for “Good Reason” if (1) Executive’s conduct is such that Executive’s compensation is subject to clawback provisions under any policy or agreement of the Company, or pursuant to applicable law, statute, rule or regulation of any branch of the federal government, or (2) either of the events described in subsections (i) and (ii) of this Section 9(e) is caused by the intentional or reckless conduct of Executive.
(f)    Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
10.    Successors.
(a)     The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10 or which becomes bound by the terms of this Agreement by operation of law.
(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.    Notice.
(a)     General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.
(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 11 of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).
12.    Miscellaneous Provisions.
(a)     No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mentions this Agreement.
(e)    Compensation Recovery. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Virginia (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will, subject to the terms of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached as Appendix B hereto, be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	COMSCORE, INC.

	By:	/s/ Carol A. DiBattiste

	Title:	General Counsel and Chief Compliance,
Privacy & People Officer

	Date:	September 4, 2018

EXECUTIVE	By:	/s/ Sarah Hofstetter

	Date:	September 4, 2018

Appendix A

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made effective the Xth day of Month, Year between comScore, Inc. (“Company”), a Delaware corporation, and Name (“Employee”).

In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.Separation. Employee’s last day of work with the Company and Employee’s employment termination date will be Month ##, Year (the “Separation Date”). As of the Separation Date, and to the extent consistent with applicable practices and procedures, Employee will also be deemed to have resigned from all other elected, appointed or otherwise held positions within the Company or from any organization in which she represents the Company. Employee further agrees to execute promptly upon reasonable request by the Company any additional documents to effect the provisions of this Section 1.
2.Accrued Salary. The Company will pay Employee for all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll dates. Employee agrees that, up to and including the day on which Employee executes this Agreement, Employee has been paid for all hours worked, including all overtime and all other amounts due, and that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim.
3.Severance Benefits. Provided that Employee has signed, returned and not revoked this Agreement, and has otherwise complied with all terms of this Agreement and fulfilled all obligations hereunder, Employee will be entitled to the following severance benefits.

a.	Severance. [To be paid in accordance with terms of Employment Agreement and type of Termination.]

b.	Short-Term Incentive. [To be paid in accordance with terms of Employment Agreement and type of Termination.]
4.Health Insurance. Employee’s group health insurance will terminate on the last day of the month in which the Separation Date occurs. [To be treated in accordance with terms of Employment Agreement and type of Termination.]
5.Vesting Acceleration of Equity Awards. Provided that Employee has signed, returned and not revoked this Agreement and has otherwise complied with all terms of this Agreement and fulfilled all obligations hereunder, [To be treated in accordance with terms of Employment Agreement and type of Termination.]
6.Other Compensation or Benefits.  Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive any additional compensation, severance or benefits from the Company after the Separation Date. If Employee elects to exercise Employee’s vested stock options, if any, Employee must exercise such vested stock options within the specified terms and conditions as indicated under the specific plan under which the options were granted (and related award agreements).  Employee understands and agrees that, except as otherwise provided in this Agreement, any unvested options, restricted stock, restricted stock units and other equity awards shall cease to vest upon termination of employment, and shall be forfeited and revert back to the Company.
7.Adequate Consideration. Employee expressly understands and acknowledges that the Company agrees to provide the above-stated payments and benefits in exchange for Employee’s compliance with the terms set out in this

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Agreement. Employee further acknowledges and agrees that she is not entitled to receive payment of any of the benefits, except those listed in this Paragraph 2, absent execution of this Agreement. If Employee fails to comply with any of his obligations under this Agreement during the term for payment described above, Employee understands and acknowledges that the Company may cease making any of the above-described payments and benefits. Employee also acknowledges that if any payments are made to her under the terms of this Agreement, but are suspended as a result of a breach by Employee of any provision of this Agreement, then the payments made to Employee are satisfactory and adequate consideration for the covenants and releases made by Employee.
8.Return of Company Property. Employee agrees to return all Company Property that Employee has in Employee’s possession to the Company no later than the Separation Date, and further agrees not to retain any Company documents or any copies thereof. Company property shall include, but not be limited to: Company files; manuals; notes; drawings; records; business plans and forecasts; financial information; specifications; computer-recorded information; tangible property (including, but not limited to: computers; tablets; smart phones; cell phones; PDAs); credit cards; entry cards; identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
9.Proprietary Information and Noncompetition Obligations. Employee acknowledges Employee’s continuing obligations under Employee’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached hereto as Exhibit A, including but not limited to Employee’s obligations related to confidentiality and noninterference with customer and personnel relations. Notwithstanding anything herein or in Exhibit A to the contrary, Employee shall not be held liable under this Agreement, Exhibit A or any other agreement or any federal, state or local trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting or investigating a suspected violation of law or regulation, or in a court filing under seal.
10.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to Employee’s immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) the parties may disclose this Agreement to government authorities.
11.Non-Disparagement. The Company agrees that it will refrain, that it will direct its officers to refrain, (and that the Company will use its reasonable best efforts to cause the Company’s directors to refrain) from making any statement(s) that disparages Employee, and Employee agrees to refrain from making any statement(s) that disparages the Company, its directors or officers. Nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Employee from (i) complying with any valid subpoena or court order (about which Employee shall provide the Company with prompt notice within five business days of receipt of the subpoena or court order, a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; (iv) cooperating with any requests by comScore; or (v) responding to untruthful statements made about her or defending herself in connection with any litigation or investigation. Similarly, nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Company or any of its directors, officers or employees from (i) complying with any valid subpoena or court order; (ii) making statements that it concludes in good faith after consultation with counsel (a) are appropriate in filings, releases, and other documents prepared in connection with applicable securities laws or (b) may otherwise be required under any other applicable law; (iii) conducting in good faith investigations or inquiries regarding any potential violation of law; (iv) communicating with any government agency; or (v) responding

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to untruthful statements made about them or defending themselves in connection with any litigation or investigation. The Company also confirms that, with respect to employment verifications, all responses to requests for employment verification will follow the Company’s policy to provide only dates of employment, and last title held.
12.Tax Matters. The Company may withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. In addition to the Company’s right to withhold, Employee will be responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments contemplated by this Agreement.
13.General Release. Except as otherwise set forth in this Agreement, Employee hereby releases, acquits and discharges the Company and its subsidiaries and affiliates, and their officers, directors, agents, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, bonuses, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.
EMPLOYEE HEREBY ACKNOWLEDGES AND AGREES THAT
THIS RELEASE IS A GENERAL RELEASE AND THAT BY
SIGNING THIS AGREEMENT, EMPLOYEE IS SIGNING THIS RELEASE

Nothing in this Agreement shall be construed to prohibit Employee from commencing, instituting, participating, providing truthful information, or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other Federal, State, or local government agency. For the avoidance of doubt, nothing herein prevents Employee from receiving any whistleblower or similar award. Further, this release shall not be deemed to affect a release of any claim that may not be released by law, including rights to unemployment or workers’ compensation, and rights to vested benefits governed by ERISA, nor shall it be deemed to affect a release of any right to enforce the terms of this Agreement. Employee represents and warrants that Employee has not previously filed or joined in any claim released herein.

14.Waiver and Release Acknowledgement. Employee acknowledges that Employee is knowingly and voluntarily making the above waiver and release.  Employee also acknowledges that the consideration given for the waiver and the release in the preceding paragraphs hereof is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that:

a.
The General Release includes a release of all claims arising under the Age Discrimination in Employment Act (“ADEA”), a federal statute that prohibits employers from discriminating against employees age 40 and over on the basis of age.

b.
Employee has been given the opportunity to consider this Agreement for twenty-one (21) days [if 2 or more EEs being separated, use forty-five (45) days] before executing it. If Employee executes this Agreement within 21 [45] days of the date of its delivery, Employee acknowledges

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that such decision was entirely voluntary and Employee had the opportunity to consider this Agreement for the entire 21 [45]-day period.

c.
For a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke the waiver of claims arising under the ADEA. In order to exercise the right to revoke the waiver of ADEA claims, Employee must provide written notice to comScore no later than 5:00 p.m. on the seventh calendar day following the execution of this Agreement to Carol DiBattiste, General Counsel and Chief Compliance, Privacy and People Officer, cdibattiste@comscore.com. If the Employee elects to exercise this revocation right, this Agreement shall be voidable in its entirety at the discretion of the Company and, if it so chooses to void the Agreement, the Company shall then be relieved of any and all obligations to make any payments conditioned on execution of this Agreement. If Employee does not revoke the waiver of claims under the ADEA, Employee understands and agrees that this Agreement will become fully enforceable immediately after the expiration of such revocation period;

d.	Employee has been and is advised to consult an attorney regarding this agreement prior to executing it and has been given sufficient time to do so;

e.	Employee has received full and adequate consideration for this General Release; and

f.
Employee fully understands and acknowledges the significance and consequences of this Agreement and represents by Employee signature that the terms of this Agreement are fully understood and voluntarily accepted by Employee.

15.No Admission of Liability. This Agreement is not intended as an admission of liability by any party.

16.Miscellaneous. This Agreement, including Exhibit A, constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. Employee represents and warrants that Employee has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Employee agrees to indemnify and hold harmless the Released Parties from any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules.

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The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.
COMPANY:

COMSCORE, INC.

By:
___________________________
Name:
Title:

EMPLOYEE:
________________________

NAME Date

Exhibit A – At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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Appendix B

COMSCORE, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT
AND ARBITRATION AGREEMENT

As a condition of my employment with comScore, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.    At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.    Confidential Information.

(a)    Company Information. I agree, at all times during my employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company as required to perform my duties for the Company, and not to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any non‑public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, panel recruitment, maintenance and operation, marketing, finances or other business information. I further understand that Confidential Information does not include the general skills I have gained during my Company employment, information about the terms and conditions of my employment, or any information that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the information disclosed.

(b)    Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets belonging to any other person or entity, including any former or concurrent employer of mine. I further agree not to bring onto the

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premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d)    Protected Activity. Notwithstanding any other provision of this Agreement or the Exhibits hereto, I understand and acknowledge that I shall not be held liable under this Agreement or any federal or state trade secret law for making any confidential disclosure of a trade secret or other Confidential Information to a government official or an attorney for purposes of reporting or investigating a suspected violation of law or regulation, or in a court filing under seal, and I further understand and acknowledge that I do not need to obtain authorization from the Company for such a disclosure.

3.    Inventions.

(a)    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto unless I and the Company have agreed otherwise in writing with respect to such Prior Invention.

(b)    Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

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(c)    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)    Exception to Assignments. I understand that, whether or not I am a California resident, the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.    Conflicting Employment. I agree that, during my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is then involved, nor will I engage in any other activities that conflict with my obligations to the Company.

5.    Returning Company Documents. I agree that, upon the termination of my Company employment (or at any earlier time as requested by the Company), I will promptly deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and copies thereof, as well as any other Company property, including without limitation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or

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assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign, deliver and comply with the “Termination Certification” attached hereto as Exhibit C.
6.Notification of Other Employer. I authorize the Company to notify any of my current or prospective employers about my rights and obligations under this Agreement including, if the Company so chooses, by providing a copy of this Agreement in whole or in part.
7.Restrictive Covenants.
(a)    I understand and acknowledge that, without my agreement to the covenants set forth below, the Company would not hire me or, if I am already employed by the Company, it would not continue my employment with the Company. I further understand and agree that, in my position with the Company, I will be given access to the Company’s Confidential Information and trade secret information, I will be provided with job training, and I may be entrusted with the Company’s goodwill if I have access to the Company’s customer relationships. I acknowledge and agree that the Company has a legitimate business interest in protecting the confidentiality of its information, its investment in its employees and its goodwill with its customers. Further, I acknowledge and agree that the following obligations are reasonable and necessary to preserve the confidential and proprietary nature of the Company’s Confidential Information and to protect the business, value and legitimate interests of the Company.
(b)    During my employment with the Company and for 18 months after my Company employment ends (regardless of the reason) (the “Restricted Period”), I shall not either directly or indirectly (i) solicit, induce or encourage any Company employee to leave his or her Company employment, (ii) solicit, induce or recruit any Company employee, or individual who was a Company employee within the last six (6) months of my Company employment, to become employed by any other person or entity, or (iii) hire as an employee, independent contractor, or otherwise any person then employed by the Company.
(c)    During the Restricted Period, I shall not either directly or indirectly (i) solicit, induce or encourage any Client to cease doing business with, or to reduce the amount of business it does with, the Company; (ii) solicit (other than on behalf of the Company) to provide products or services on behalf of a Competitor to any Client, or (iii) solicit (other than on behalf of the Company) to provide products or services on behalf of a Competitor to any Prospective Client. For the purposes of this Section 7(c) only, the term “Client” shall mean any client of the Company on whose account I worked, with whom/which I had direct and significant contact during the last two years of my Company employment, or about whom/which I obtained confidential information during the course of my Company employment. For the purposes of this Section 7(c) only, the term “Prospective Client” shall mean an individual or entity solicited by the Company during the last year of my employment, and about whom/which I either gained confidential information or with whom/which I had contact during my Company employment.
(d)    During the Restricted Period, and in the Restricted Territory, I shall not become employed by or otherwise engaged by any person or entity identified as a competitor in the Company’s most recent Annual Report on Form 10-K preceding my termination date, as well as persons or entities named in such Form 10-K that offer products and services in the specific business lines identified as competitive within such report (but, in either case, only with respect to those divisions or business lines that offer products or services competitive with the Company) (a “Competitor”) if the position I will hold (i) requires me to perform duties or responsibilities substantively similar to those I performed for the

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Company during the last two years of my Company employment, or (ii) would require me to use or disclose any Confidential Information of the Company. For the avoidance of doubt, I will not be restricted from providing services to divisions of identified persons or entities that do not compete with products and services that the Company offers, such as, by way of example from the Company’s 2017 Form 10-K, divisions of Nielsen, Google, Facebook, IBM, Oracle, Comcast and Adobe, that do not offer products or services competitive with those of the Company. The term “Restricted Territory” shall mean any nation or country where the Company has transacted business or actively marketed its products or services at any time during the last year of my Company employment.

8.    Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.    Personal Use of Company Information Policy. I agree to diligently adhere to the Personal Use of Company Information Policy attached as Exhibit E hereto.

10.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I represent that I have not breached and will not breach any continuing obligations or duties owed to a prior or current employer (including obligations regarding non-competition and non-solicitation). I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.    Arbitration and Equitable Relief.

(a)    Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this agreement, shall be subject to binding arbitration, except for claims that may not be subject to arbitration under applicable law (such as unemployment or workers compensation claims or whistleblower retaliation claims under the Sarbanes-Oxley Act). Notwithstanding anything herein to the contrary, this agreement to arbitrate shall not apply to any claims that, at the time they are asserted, are not permitted to be subject to a pre-dispute arbitration agreement under any contract between comScore and an agency of the U.S. federal government (or applicable subcontract) that is governed by Section 8116 of the Department of Defense Appropriations Act of 2010; Subpart 222.74 of the Defense Federal Acquisition Regulation Supplement; and/or any other similar provision of law. I also acknowledge that comScore and I agree that each may bring claims against the other only in my or comScore’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.
(b)    Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/

NonCA 042017

or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I shall pay the first $125.00 of any filing fees associated with any arbitration I initiate. I agree that the decision of the arbitrator shall be in writing.
(c)    Remedy. Except as provided by this agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by this agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(d)    Availability of Injunctive Relief. Both parties agree that any party may petition a court for injunctive relief including, but not limited to, where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)    Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission. This agreement does, however, preclude me from pursuing court action regarding any such claim.
(f)    Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

12. General Provisions.

    (a)    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Virginia. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Virginia for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

NonCA 042017

(c)    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect, provided, however, that should any provision of this Agreement requiring the arbitration of claims on an individual basis and/or prohibiting class and representative proceedings be determined invalid or unenforceable, then any class or collective claim that would otherwise have been subject to arbitration pursuant to Paragraph 11 of this Agreement shall not proceed in arbitration, but rather shall be required to be filed in a court of competent jurisdiction.  Any other claim subject to arbitration pursuant to Paragraph 11 of this Agreement, whether related or unrelated, that can validly be required to proceed on an individual basis shall remain subject to arbitration under the terms of this Agreement.  Any claim that is filed in a court of competent jurisdiction pursuant to the terms of this paragraph shall be required to return to arbitration in the event the lawsuit does not proceed on a class or representative basis.  In no event shall any class or representative proceeding be permitted to proceed in arbitration.

(d)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

[Signature Page Follows]

NonCA 042017

This At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Date:	September 4, 2018	/s/ Sarah Hofstetter
Signature

Sarah Hofstetter
Name of Employee

COMSCORE, INC.

		By:	/s/ Carol A. DiBattiste
Carol DiBattiste

		Title:	General Counsel and Chief Compliance,
Privacy & People Officer

		Date:	September 4, 2018

NonCA 042017

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

N/A

X	No inventions or improvements

Additional Sheets Attached

Signature of Employee:	/s/ Sarah Hofstetter

Print Name of Employee:	Sarah Hofstetter

Date:	September 4, 2018

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

COMSCORE, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to comScore, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for 18 months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date: ____________________

____________________________________________
(Employee’s Signature)

____________________________________________
(Type/Print Employee’s Name)

EXHIBIT D

COMSCORE, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of comScore to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all directors, officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are examples of potentially compromising situations which must be avoided. Any potential conflicts must be reported in accordance with the Company’s Code of Business Conduct and Ethics, and written approval for continuation must be obtained.

1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of Company policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2.    Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.    Initiating or approving any form of personal or social harassment of employees.

6.    Holding outside directorships in suppliers, customers or competing companies, where such directorship might influence in any manner a decision or course of action of the Company. Permitting personal investments in, and personal financial speculation with respect to, suppliers, customers or competing companies, to influence in any manner a decision or course of action of the Company.

7.    Borrowing from or lending to employees, customers or suppliers.

8.    Acquiring real estate of interest to the Company.

9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.    Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.    Making any unlawful agreement with distributors with respect to prices.

12.    Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.    Using, trading or helping others to use or trade securities based upon confidential information or in any way using confidential or proprietary information for personal gain.
14.    Communicating to third parties any proprietary information in the absence of a specific contractual arrangement with Company to provide such information.
15.    Engaging in any conduct which is not in the best interest of the Company.

Each director, officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and the Company’s Code of Business Conduct and to bring problem areas to the attention of higher management for review. Violations of these guidelines, the Company’s Code of Business Conduct and Ethics, or other Company policies may result in discharge without warning.

EXHIBIT E
COMSCORE, INC.

PERSONAL USE OF COMPANY INFORMATION

comScore is a provider of online commerce activity and related internet behavioral intelligence. One of comScore’s goals is to be the leading provider of accurate and objective data and analysis of ecommerce activities and trends. An important focus of comScore’s service is studying specific companies, specific online sectors, and targeted econometric conditions. comScore clients pay to receive this valuable information and all comScore employees and partners must act to preserve its commercial value. To avoid any actual and/or perceived conflicts or issues, comScore prohibits employee use of comScore data for personal gain or for any purpose other than official comScore business. This includes, but is not limited to, trading in specific company stocks or indexes based on comScore information in advance of it being made publicly available, or communicating such information to third parties for the purpose of financial gain where there is no contractual relationship with comScore to provide such information.

Examples of comScore proprietary Information include, but are not limited to:

a.	data that comScore receives from its clients

b.	all data that comScore collects from its panelists

c.	any and all analysis comScore prepares on behalf of specific clients

d.	any and all analysis comScore prepares for the general population before it is released to the general population

e.
any other client information deemed to be of a confidential nature such as earnings projections, proposed capital transaction activity, bankruptcy or restructurings, changes in assets, including intellectual property, etc.

f.	all other confidential, non-public information used in comScore’s business

Prohibited Actions (Effective February 2002)

1.	Employees are prohibited from using, trading or helping others to use or trade equities based upon comScore proprietary information and in any way using proprietary information for personal gain.

2.	Employees are prohibited from communicating to third parties any proprietary information in the absence of a specific contractual arrangement with comScore to provide such information.
Compliance Procedures

1.
comScore’s Chief Financial Officer shall serve as Compliance Officer with regard to this Policy. The role of the Compliance Officer is to provide guidance to employees and ensure compliance with this policy.

2.	All new comScore employees, before commencing employment, will be required to read this Policy and to attest that they understand it and agree to comply with it.

3.	All existing comScore employees will be required annually to certify that they continue to understand this policy and agree to abide by its requirements.

4.
Each comScore employee agrees that he or she shall provide, upon request from the Compliance Officer, account statements or trade records for any brokerage firm accounts held in the employee’s name or held by an immediate family member.

FAILURE TO COMPLY
comScore reserves the right to take action against its employees for failing to comply with this policy. Such action may include termination and recovery of all damages arising from any violation.
I understand and acknowledge that I shall not be held liable under this Agreement or any federal or state trade secret law for making any confidential disclosure of a trade secret or other Confidential Information to a government official or an attorney for purposes of reporting or investigating a suspected violation of law or regulation, or in a court filing under seal, and I further understand and acknowledge that I do not need to obtain authorization from the Company for such a disclosure.

Acknowledged:	/s/ Sarah Hofstetter	Date:	September 4, 2018

Print Name:	Sarah Hofstetter